EXHIBIT 99.01
7000 Cardinal Place
Dublin,OH 43017

www.cardinalhealth.com
FOR IMMEDIATE RELEASE

Contacts:

Media:	Jim Mazzola	Investors:	Jason Strohm
	(614) 757-3690		(614) 757-7542
	jim.mazzola@cardinal.com		jason.strohm@cardinal.com
CARDINAL HEALTH FIRST-QUARTER RESULTS REFLECT STRONG DEMAND,
CONTINUED EARNINGS IMPROVEMENT
DUBLIN, Ohio, Oct. 26, 2005 — Cardinal Health, Inc., the leading provider of products and services supporting the health-care industry, announced today first-quarter results that reflect strong customer demand for the company’s products and services, and solid earnings that were enhanced by ongoing programs to strengthen its operations.
Revenue for the quarter ended Sept. 30 rose 9 percent to $19.4 billion from $17.8 billion in the prior year and operating earnings grew 3 percent to $372 million from $362 million. Diluted earnings per share from continuing operations grew 6 percent to $0.54 from $0.51. The following table summarizes operating earnings, diluted earnings per share from continuing operations, special items, non-recurring and other items, and equity compensation expenses for Cardinal Health’s first quarter and first quarter of the prior year.

	Q1 FY06		Q1 FY05
		Diluted EPS		Diluted EPS
	Operating	from	Operating	from
	Earnings	Continuing	Earnings	Continuing
	($MM)	Operations	($MM)	Operations
GAAP Consolidated	$372	$0.54	$362	$0.51
Special Items	$23	$0.04	$32	$0.05
Non-Recurring and Other Items	$34	$0.05	$40	$0.06
Equity Compensation	$83	$0.12	$2	—

”Our first-quarter results build on the momentum we had exiting fiscal 2005 with another quarter of solid execution in pharmaceutical distribution, medical products and services, and clinical technologies and services,” said Robert D. Walter, chairman and chief executive officer of Cardinal Health. “While we are disappointed in the results of our
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Cardinal Health First-Quarter Results Reflect Strong Demand, Continued Earnings Improvement

Pharmaceutical Technologies and Services segment, the actions we have taken will result in substantial improvements to that segment during the second quarter and for the balance of the year. Across the company, we also continued to be disciplined in expense control while making necessary investments to strengthen and integrate our businesses for the long term.”
Cash flow from operations remained strong during the quarter, reaching $724 million, and return on equity was 10.7 percent. Excluding special items and equity compensation, return on equity increased 180 basis points to 13.8 percent compared to our first quarter last year.
Expensing of equity compensation
In accordance with the Statement of Financial Accounting Standards 123(R), Cardinal Health expensed stock options, restricted shares and share units, and stock appreciation rights totaling $83 million during the quarter, or $0.12 per share. For fiscal 2006, the company expects equity compensation expenses to be approximately $0.31 to $0.34 per share. During the first quarter of fiscal 2005, $2 million of equity compensation was expensed as the company had not yet adopted the new guidelines. For the entire prior year, equity compensation expenses were $10 million.
First-Quarter Highlights
Highlights of the first quarter include:

•	Signing a two-year, dual-source agreement with HealthTrust Purchasing Group (HPG) for Alaris® products. This first-time agreement will provide Cardinal Health access to more than 750 HPG member acute care facilities with its Alaris products.

•	Creating the Healthcare Supply Chain Services business, which combines Cardinal Health’s pharmaceutical distribution, medical products distribution and nuclear pharmacy services businesses into a single operating unit with the most comprehensive supply chain offerings in health care. By organizing around core skills in logistics and supply-chain management, Cardinal Health expects to become more efficient and better serve a market that is approximately $300 billion in the United States alone.

•	Introduction of new Alaris and Pyxis products that extend Cardinal Health’s market lead in medication management and patient safety. The new Alaris System with Guardrails® Suite MX software contains enhanced safety features to improve the verification of IV drugs and minimize risk of patient harm during pain-management therapy. The Pyxis Connect™ Scan Patient Plus is an enhanced version of Cardinal Health’s medication order management system.

•	Launching a significant transformation in customer service operations designed to improve overall customer experience. Cardinal Health will initially consolidate more than 25 medical-products and pharmaceutical-distribution customer service centers to two primary locations in the United States during a three-month period beginning in January 2006.
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Cardinal Health First-Quarter Results Reflect Strong Demand, Continued Earnings Improvement

Segment Results
As previously announced, Cardinal Health has adjusted segment results to reflect a change in the company’s methodology for allocating corporate costs to its business segments. This change will more fully allocate corporate costs and better align corporate spending with the business segments receiving the related benefit.
(See attached tables for specific segment results, definitions of the non-GAAP measures used in this release, a reconciliation of non-GAAP measures to their comparable GAAP measures, and a schedule of notable items. The fiscal 2006 operating-earnings goals discussed below exclude the impact of the change in corporate allocation methodology, non-recurring and other items, and equity compensation expenses. These tables are also available at the Investors page on www.cardinalhealth.com.)
Pharmaceutical Distribution and Provider Services
Revenue for the Pharmaceutical Distribution and Provider Services segment grew 9 percent during the quarter to $15.8 billion and operating earnings rose 25 percent to $199 million, both in line with company expectations. Margin growth was driven by earlier-than-expected launches of new generic products, ongoing expense controls, and efficient inventory management associated with new distribution service agreements and Cardinal Health’s new National Logistics Center.
After conducting a system review of vendor credits, a $32 million charge related to prior years was taken during the quarter. This charge was necessary after review of the performance terms of contracts and related to credits for a limited number of vendors erroneously not processed and recorded during prior periods.
For the full year, Cardinal Health continues to expect operating earnings in the segment to grow below its long-term goal of 10 percent to 13 percent, primarily due to slower market growth, lower price inflation for branded pharmaceuticals, fewer generic-product launches and a lower starting point for branded buy margin related to new distribution service agreements.
Medical Products and Services
Medical Products and Services revenue increased 7 percent during the quarter to $2.6 billion and operating earnings rose 21 percent to $151 million.
Revenue and earnings from infection-prevention products, medical specialties and PreSource® surgical packs, all increased during the quarter, and distribution margins remained stable, primarily due to growth in private-label products. Ongoing efficiency programs and continued strength in markets outside the United States also contributed to earnings growth in the segment. A $16.4-million latex litigation charge was incurred during the first quarter of fiscal 2005, adding to the favorable year-over-year comparison. Cardinal Health continues to expect segment operating earnings to increase for the year, consistent with its long-term goal of 6 percent to 9 percent. Continued strength in manufactured products and benefits from efficiency and sourcing programs are expected to drive earnings growth for the full year.
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Cardinal Health First-Quarter Results Reflect Strong Demand, Continued Earnings Improvement

Pharmaceutical Technologies and Services
Revenue for the Pharmaceutical Technologies and Services segment grew 2 percent during the quarter to $713 million, while operating earnings declined 42 percent to $45 million. The earnings decline was primarily due to previously identified issues in sterile manufacturing, combined with weakness in the company’s contract sales business and the calendarization of certain non-product revenues in the oral technologies business.
Specific actions underway are expected to improve operating earnings by at least 50 percent from the first quarter to the second quarter. These actions include:
•	Completing a planned upgrade of the company’s Albuquerque sterile-manufacturing facility that is expected to double production;

•	Improving pricing based on proprietary technologies and investments in manufacturing quality;

•	Exiting unprofitable businesses and focusing on key drivers of future growth;

•	Continuing a controlled closure of Cardinal Health’s sterile-manufacturing facility in Humacao, Puerto Rico, which is now part of discontinued operations;

•	Increasing production of blow/fill/seal products, within sterile manufacturing.
For the full year, operating earnings are expected to grow in line with the company’s long-term goal for the segment of 12 percent to 18 percent due to ongoing benefits of the actions taken and favorable comparisons to the prior year.
Clinical Technologies and Services
Results for the Clinical Technologies and Services segment demonstrate strong momentum from the fourth quarter as hospital and health systems continued to select Alaris and Pyxis products over competitors. Revenue in the segment grew 10 percent to $576 million and operating earnings increased 88 percent to $78 million. A $20.2-million Alaris inventory purchase-accounting adjustment during the first quarter of fiscal 2005 contributed to a favorable year-over-year comparison.
Operational and product-quality improvements initiated last year have contributed to stronger demand, margins and customer satisfaction for Pyxis products. Committed contracts exceeded internal projections and the quarter ended with a backlog of $247 million. Alaris products experienced similar strength, with the number of committed contracts also exceeding internal projections.
For the full year, Cardinal Health continues to expect operating earnings for the segment to grow in-line with its long-term goal of 15 percent to 20 percent.
Outlook
Cardinal Health reiterated its fiscal 2006 earnings-per-share outlook of $3.30 to $3.55 excluding special items, non-recurring and other items and the impact of equity compensation expenses. Over the long term, Cardinal Health expects earnings per share excluding special items and non-recurring items to grow 12 percent to 15 percent annually with an annual goal of returning up to 50 percent of operating cash flow to shareholders through share buy-backs and dividends. During the next several years, the company’s goal is to increase dividends to up to 20 percent of earnings per share.
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Cardinal Health First-Quarter Results Reflect Strong Demand, Continued Earnings Improvement

Conference Call
Cardinal Health will host a conference call and webcast at 10 a.m. Eastern Daylight Time (EDT) to discuss its first-quarter results. To access the discussion, go to the Investors page at www.cardinalhealth.com or dial 706-634-5100, conference, passcode 9950114. An audio replay will be available until 11 p.m. on November 2 at 706-645-9291, passcode 9950114. A transcript and audio replay will also be available at http://www.cardinalhealth.com.
About Cardinal Health
Headquartered in Dublin, Ohio, Cardinal Health, Inc. (NYSE: CAH) is a $75 billion, global company serving the health-care industry with a broad portfolio of products and services. Through its diverse offering, Cardinal Health delivers integrated health-care solutions that help customers reduce their costs, improve efficiency and deliver better care to patients. The company manufactures, packages and distributes pharmaceuticals and medical supplies, offers a range of clinical services and develops automation products that improve the management and delivery of supplies and medication for hospitals, physician offices and pharmacies. Ranked No. 16 on the Fortune 500, Cardinal Health employs more than 55,000 people on six continents. More information about the company may be found at www.cardinalhealth.com.
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Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in Cardinal Health’s Form 10-K, Form 8-K and Form 10-Q reports (including all amendments to those reports) and exhibits to those reports, and include (but are not limited to) the following: the costs, difficulties, and uncertainties related to the implementation of organizational changes and the integration of acquired businesses; the loss of one or more key customer or supplier relationships or changes to the terms of those relationships; changes in the distribution patterns or reimbursement rates for health-care products and/or services; the results, consequences, effects or timing of any inquiry or investigation by any regulatory authority or any legal and administrative proceedings; the impact of previously announced restatements; difficulties or delays or increased costs in implementing its global restructuring program, including facility rationalizations; difficulties in opening new facilities or fully utilizing existing capacity; difficulties and uncertainties associated with business model transitions; general economic and market conditions; with respect to future dividends, the decision by the board of directors to declare such dividends, which is expected to consider Cardinal Health’s surplus, earnings, cash flows, financial condition and prospects at the time any such action is considered; and, with respect to future share repurchase programs, the approval of the board of directors, which is expected to consider Cardinal Health’s then-current stock price, earnings, cash flows, financial condition and prospects as well as alternatives available to Cardinal Health at the time any such action is considered. Cardinal Health undertakes no obligation to update or revise any forward-looking statement.

CARDINAL HEALTH, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
(in millions, except per Common Share amounts)

	THREE MONTHS ENDED
	September 30,
	2005	2004	% Change
Revenue	$19,373.4	$17,792.3	9%
Cost of products sold	18,160.2	16,701.8	9%

Gross margin	1,213.2	1,090.5	11%

Selling, general and administrative expenses	815.6	692.5	18%

Impairment charges and other	2.5	3.8	N.M.

Special items
Restructuring charges	9.1	7.5	N.M.
Merger charges	7.8	16.9	N.M.
Other	5.8	7.5	N.M.

Operating earnings	372.4	362.3	3%

Interest expense and other	31.7	37.4	(15)%

Earnings before income taxes and discontinued operations	340.7	324.9	5%

Provision for income taxes	106.1	102.6	3%

Earnings from continuing operations	234.6	222.3	6%

Loss from discontinued operations (net of tax $0.1 and $3.0 for the quarters ending September 30, 2005 and 2004, respectively)	(6.3)	(9.0)	N.M.

Net earnings	$228.3	$213.3	N.M.

Basic earnings per Common Share:
Continuing operations	$0.55	$0.51	8%
Discontinued operations	(0.01)	(0.02)	N.M.

Net basic earnings per Common Share	$0.54	$0.49	N.M.

Diluted earnings per Common Share:
Continuing operations	$0.54	$0.51	6%
Discontinued operations	(0.01)	(0.02)	N.M.

Net diluted earnings per Common Share	$0.53	$0.49	N.M.

Weighted average number of shares outstanding:
Basic	426.3	431.7
Diluted	431.4	434.7

The following table summarizes the impact of special items on net earnings and diluted earnings per Common Share in the quarters in which they were recorded:

	Current Year		Prior Year
	Net	Diluted	Net	Diluted
	Earnings	EPS	Earnings	EPS
Impact of special items
Restructuring charges	$(5.8)	$(0.02)	$(4.7)	$(0.01)
Merger charges	(5.0)	(0.01)	(10.6)	(0.03)
Other	(3.7)	(0.01)	(4.7)	(0.01)

Impact of special items	$(14.5)	$(0.04)	$(20.0)	$(0.05)

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CARDINAL HEALTH, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in millions)

	September 30,	June 30,	September 30,
	2005	2005	2004

ASSETS

Cash and equivalents	$1,976.9	$1,401.2	$1,152.3
Short-term investments available for sale	199.9	99.8	—
Trade receivables, net	3,712.4	3,446.8	3,362.0
Current portion of net investment in sales-type leases	252.1	238.2	207.3
Inventories	7,376.0	7,376.1	8,192.7
Prepaid expenses and other	773.9	860.6	812.5
Assets held for sale from discontinued operations	34.7	36.0	118.6

Total current assets	14,325.9	13,458.7	13,845.4

Property and equipment, net	2,449.6	2,468.0	2,344.2
Net investment in sales-type leases, less current portion	718.3	693.8	585.6
Other assets	5,476.1	5,438.7	5,493.9

TOTAL ASSETS	$22,969.9	$22,059.2	$22,269.1

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current portion of long-term obligations and other short-term borrowings	$405.3	$307.9	$362.4
Accounts payable	8,082.8	7,612.2	7,683.8
Other accrued liabilities	2,250.3	2,175.3	1,883.7
Liabilities from discontinued operations	9.4	9.6	62.4

Total current liabilities	10,747.8	10,105.0	9,992.3

Long-term obligations, less current portion and other short-term borrowings	2,204.0	2,319.9	2,892.6
Deferred taxes and other liabilities	1,139.2	1,041.3	1,165.2

Total shareholders’ equity	8,878.9	8,593.0	8,219.0

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$22,969.9	$22,059.2	$22,269.1

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CARDINAL HEALTH, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in millions)

	THREE MONTHS ENDED
	September 30,
	2005	2004
Cash Flows From Operating Activities:
Earnings from continuing operations	$234.6	$222.3
Adjustments to reconcile earnings from continuing operations:
Depreciation and amortization	103.1	90.0
Asset impairments	2.5	4.9
Equity-based compensation	82.9	2.1
Provision for bad debts	9.0	3.1
Change in operating assets and liabilities, net of effects from acquisitions:
(Increase)/decrease in trade receivables	(274.7)	74.8
Increase in merchandise inventories	(2.9)	(721.6)
Increase in net investment in sales-type leases	(38.8)	(44.8)
Increase in accounts payable	470.5	1,248.6
Other accrued liabilities and operating items, net	137.8	15.6

Net cash provided by operating activities	724.0	895.0

Cash Flows From Investing Activities:
Divestiture/(acquisition) of subsidiaries, net of cash acquired	3.3	(264.9)
Proceeds from sale of property and equipment	0.5	4.2
Additions to property and equipment	(76.0)	(104.6)
Proceeds from sale of discontinued operations	—	2.8
Purchase of investment securities available for sale	(100.0)	—

Net cash used in investing activities	(172.2)	(362.5)

Cash Flows From Financing Activities:
Net change in commercial paper and short-term borrowings	3.0	(635.6)
Net change in long-term obligations	2.2	147.3
Proceeds from issuance of Common Shares	34.8	29.8
Proceeds from exercises of stock options and other	9.4	—
Dividends on Common Shares	(25.5)	(12.9)

Net cash provided by/(used in) financing activities	23.9	(471.4)

Net Increase in Cash and Equivalents	575.7	61.1

Cash and Equivalents at Beginning of Period	1,401.2	1,091.2

Cash and Equivalents at End of Period	$1,976.9	$1,152.3

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CARDINAL HEALTH, INC. AND SUBSIDIARIES
FIRST QUARTER FY 2006 BUSINESS ANALYSIS
(in millions)

PHARMACEUTICAL DISTRIBUTION AND PROVIDER SERVICES

	2006	2005
REVENUE
- Amount	$15,768	$14,402
- Growth Rate	9%	16%
- Mix	80%	80%

OPERATING EARNINGS
- Amount	$199	$159
- Growth Rate	25%	(31)%
- Mix	42%	40%
- Ratio to Revenue	1.26%	1.11%
MEDICAL PRODUCTS AND SERVICES

	2006	2005
REVENUE
- Amount	$2,561	$2,393
- Growth Rate	7%	11%
- Mix	13%	13%

OPERATING EARNINGS
- Amount	$151	$125
- Growth Rate	21%	(15)%
- Mix	32%	31%
- Ratio to Revenue	5.89%	5.22%
PHARMACEUTICAL TECHNOLOGIES AND SERVICES

	2006	2005
REVENUE
- Amount	$713	$702
- Growth Rate	2%	9%
- Mix	4%	4%

OPERATING EARNINGS
- Amount	$45	$78
- Growth Rate	(42)%	(22)%
- Mix	10%	19%
- Ratio to Revenue	6.33%	11.13%
CLINICAL TECHNOLOGIES AND SERVICES

	2006	2005
REVENUE
- Amount	$576	$524
- Growth Rate	10%	57%
- Mix	3%	3%

OPERATING EARNINGS
- Amount	$78	$42
- Growth Rate	88%	(36)%
- Mix	16%	10%
- Ratio to Revenue	13.57%	7.93%
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CARDINAL HEALTH, INC. AND SUBSIDIARIES
FIRST QUARTER FY 2006 BUSINESS ANALYSIS
(in millions)

	TOTAL		EXCLUDING SPECIAL ITEMS
	2006	2005	2006	2005
REVENUE
- Amount	$19,373	$17,792
- Growth Rate	9%	16%

OPERATING EARNINGS
- Amount	$372	$362	$395	$394
- Growth Rate	3%	(29)%	—	(25)%

RATIO TO REVENUE
- Gross Margin	6.26%	6.13%
- Selling, General and Administrative Expenses	4.21%	3.89%
- Impairment Charges and Other	0.01%	0.02%
- Special Items	0.12%	0.18%
- Operating Earnings	1.92%	2.04%	2.04%	2.22%

EARNINGS FROM CONTINUING OPERATIONS
- Amount	$235	$222	$249	$242
- Growth Rate	6%	(31)%	3%	(27)%
- Ratio to Revenue	1.21%	1.25%	1.29%	1.36%

PRODUCTIVITY
- Margin per Expense Dollar	$1.49	$1.57

ASSET MANAGEMENT
- Operating Cash Flow	$724	$895
- Return on Invested Capital	4.87%	4.66%	5.14%	5.03%

Margin per Expense Dollar = Gross margin / selling, general and administrative expenses
See the GAAP / NON-GAAP RECONCILIATION schedule for the calculations and definitions supporting the balances excluding special items.
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CARDINAL HEALTH, INC. AND SUBSIDIARIES
FISCAL 2006 AND 2005 ASSET MANAGEMENT ANALYSIS
(in millions)

	2006
	Q1	Q2	Q3	Q4	YTD
RECEIVABLE DAYS	17.3

DAYS INVENTORY ON HAND	32

CASH AND EQUIVALENTS	$1,977

DEBT	$2,609

EQUITY	$8,879

NET DEBT / TOTAL CAPITAL *	5%

TANGIBLE NET WORTH * *	$3,811

RETURN ON EQUITY	10.7%
RETURN ON EQUITY — EXCLUDING SPECIAL ITEMS AND EQUITY COMPENSATION	13.8%

TAX RATE FROM CONTINUING OPERATIONS	31.1%
TAX RATE FROM CONTINUING OPERATIONS — EXCLUDING SPECIAL ITEMS	31.5%

	2005
	Q1	Q2	Q3	Q4	YTD
RECEIVABLE DAYS	16.4	13.3	14.8	16.0

DAYS INVENTORY ON HAND	39	38	35	33

CASH AND EQUIVALENTS	$1,152	$1,274	$1,546	$1,401

DEBT	$3,255	$2,820	$2,892	$2,628

EQUITY	$8,219	$8,559	$8,674	$8,593

NET DEBT / TOTAL CAPITAL *	20%	15%	13%	12%

TANGIBLE NET WORTH * *	$3,203	$3,522	$3,679	$3,496

RETURN ON EQUITY	11.0%	10.0%	17.3%	14.0%	13.2%
RETURN ON EQUITY — EXCLUDING SPECIAL ITEMS AND EQUITY COMPENSATION	12.0%	13.4%	18.6%	15.8%	15.1%

TAX RATE FROM CONTINUING OPERATIONS	31.6%	32.4%	32.0%	40.5%	34.5%
TAX RATE FROM CONTINUING OPERATIONS — EXCLUDING SPECIAL ITEMS	32.1%	32.1%	32.2%	38.7%	34.0%

*	Net debt to total capital = net debt / (net debt + shareholders’ equity)
Net debt = long-term obligations + short-term obligations + notes payable banks — cash and equivalents — short-term investments

* *	Tangible net worth = shareholders’ equity — goodwill and other intangibles

CARDINAL HEALTH, INC. AND SUBSIDIARIES
GAAP / NON-GAAP RECONCILIATION
(in millions)

FIRST QUARTER FISCAL 2006

	GAAP*	Special	Excluding
	Basis	Items	Special Items
REVENUE
- Amount	$19,373	—	$19,373

SPECIAL ITEMS
- Restructuring Charges	$9	$9	—
- Merger Charges	$8	$8	—
- Other	$6	$6	—

OPERATING EARNINGS
- Amount	$372	$23	$395
- Growth Rate	3%		—
- Ratio to Revenue (Return on Sales)	1.92%		2.04%

EARNINGS BEFORE INCOME TAXES
- Amount	$341	$23	$364

INCOME TAX PROVISION
- Amount	$106	$9	$115

EARNINGS FROM CONTINUING OPERATIONS
- Amount	$235	$14	$249
- Growth Rate	6%		3%
- Ratio to Revenue	1.21%		1.29%
- Diluted EPS	$0.54	$0.04	$0.58
FIRST QUARTER FISCAL 2005

	GAAP*	Special	Excluding
	Basis	Items	Special Items
REVENUE
- Amount	$17,792	—	$17,792

SPECIAL ITEMS
- Restructuring Charges	$8	$8	—
- Merger Charges	$17	$17	—
- Other	$7	$7	—

OPERATING EARNINGS
- Amount	$362	$32	$394
- Growth Rate	(29)%		(25)%
- Ratio to Revenue (Return on Sales)	2.04%		2.22%

EARNINGS BEFORE INCOME TAXES
- Amount	$325	$32	$357

INCOME TAX PROVISION
- Amount	$103	$12	$115

EARNINGS FROM CONTINUING OPERATIONS
- Amount	$222	$20	$242
- Growth Rate	(31)%		(27)%
- Ratio to Revenue	1.25%		1.36%
- Diluted EPS	$0.51	$0.05	$0.56

DEFINITIONS:
* GAAP — Amounts that conform with generally accepted accounting principles.
Return on equity (excluding special items and equity compensation) = (Earnings from continuing operations + special items after tax + the effect of equity compensation on shareholders’ equity) / (average shareholders’ equity excluding the impact of special items and equity compensation).
Note: The effect of equity compensation on shareholders’ equity was $1.9 million and $0.8 million in the first quarter of fiscal 2006 and 2005, respectively. Average shareholders’ equity excluding the impact of special items and equity compensation was $8.8 billion and $8.1 billion in the first quarter of fiscal 2006 and 2005, respectively.
Effective tax rate (excluding special items) = (Income tax provision + tax effect of special items) / (earnings before income taxes + special items)
Growth rate (excluding special items) = (Current quarter earnings excluding special items — prior year quarter earnings excluding special items)/ prior year quarter earnings excluding special items
Ratio to revenue (excluding special items) = Current quarter earnings excluding special items / revenue
Return on invested capital (excluding special items) = [Operating earnings excluding special items annualized x (1-effective tax rate, excluding special items)] / average (equity + debt + unrecorded goodwill)
Note: Average unrecorded goodwill used in return on invested capital calculation was $9.7 billion in the first quarter of fiscal 2006 and fiscal 2005.
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CARDINAL HEALTH, INC. AND SUBSIDIARIES
SCHEDULE OF NOTABLE ITEMS

	THREE MONTHS ENDED
(in millions, except per Common Share amounts)	SEPTEMBER 30,
	2006	2005
NON-RECURRING AND OTHER ITEMS
Impairment charges and other	$(2.5)	$(3.8)
Alaris inventory adjustment	—	(20.2)
Latex litigation	—	(16.4)
Vendor credit adjustment	(31.8)	—

Total non-recurring and other significant charges	(34.3)	(40.4)
Tax impact	11.1	13.1

Impact on net earnings	$(23.2)	$(27.3)

Impact on EPS	$(0.05)	$(0.06)

ADOPTION OF FAS 123(R)
Equity compensation	$(82.9)	$(2.1)
Tax impact	30.6	0.7

Impact on net earnings	$(52.3)	$(1.4)

Impact on EPS	$(0.12)	$—

Weighted average number of diluted shares outstanding	431.4	434.7
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